Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson	Gary Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

NORTHERN TIER ENERGY LP ANNOUNCES THE APPOINTMENT OF
KAREN B. DAVIS AS EXECUTIVE VICE PRESIDENT

Ms. Davis to Transition to Chief Financial Officer Effective March 16, 2015

TEMPE, Ariz., January 26, 2015 -- Northern Tier Energy LP (NTI: NYSE) announced today that, effective February 2, 2015, Karen B. Davis will serve as Executive Vice President of Northern Tier Energy LLC and Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP.
The Partnership also announced that Dave Bonczek, Chief Financial Officer of Northern Tier Energy LLC and Northern Tier Energy GP LLC, has elected to step down as Chief Financial Officer effective March 16, 2015. Ms. Davis will assume the additional role of Chief Financial Officer for these entities, effective March 16, 2015.
Dave Lamp, Northern Tier’s President and Chief Executive Officer, said “Dave has been a key member of our management team and we appreciate his many contributions to Northern Tier’s success over the past several years. Karen brings extensive financial and industry experience to Northern Tier and will be a great addition to our leadership team. Dave and Karen will work closely together over the next six weeks to ensure a smooth and efficient transition.”
Ms. Davis joins the Company from Western Refining Logistics, LP, where she served as Chief Financial Officer. Previously, Ms. Davis served as Chief Accounting Officer of PBF Energy and PBF Logistics and as Global Controller of Petroplus Holdings. During her career, Ms. Davis has served in various chief financial officer and financial reporting officer positions with various public and private companies throughout the United States.
About Northern Tier Energy LP
Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail, and pipeline operations that serves the PADD II region of the United States. Northern Tier operates a 96,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 80 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom's brand. Northern Tier is headquartered in Tempe, Arizona.